As filed with the Securities and Exchange Commission on June 2, 2008
                                                  Registration No. 333-
=============================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                    FORM S-3

              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       RAMTRON INTERNATIONAL CORPORATION
-----------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

       Delaware                                              84-0962308
-----------------------------------------------------------------------------
(State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification No.)

    1850 Ramtron Drive, Colorado Springs, Colorado 80921   (719) 481-7000
-----------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            WILLIAM W. STAUNTON, III
                            Chief Executive Officer
                         Ramtron International Corporation
                                1850 Ramtron Drive
                         Colorado Springs, Colorado 80921
                                 (719) 481-7000

             (Name, address, including zip code, and telephone number,
                       including area code, of agent for service)

                                   Copy to:
                                  ESME SMITH
                                   Jones Day
                            1755 Embarcadero Road
                          Palo Alto, California 94303
                                 650-739-3929

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. \ \

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. \X\

                                    Page-1

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. \ \

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. \ \

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. \ \

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. \ \

Large accelerated filer \  \                   Accelerated filer \ X \
Non-accelerated filer \  \
(Do not check if a smaller reporting company)  Smaller reporting company \  \

                         CALCULATION OF REGISTRATION FEE
=============================================================================
                                  Proposed       Proposed
   Title of                       maximum        maximum
each class of       Amount        offering       aggregate        Amount of
securities to       to be         price per      offering       registration
be registered     registered       unit(1)        price(1)            fee
-----------------------------------------------------------------------------
Common Stock,
$0.01 par value
per share(2)       905,697(3)     $4.36(4)      $3,948,838.92     $155.19(4)
=============================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(2) Each share is accompanied by a preferred stock purchase right pursuant to the rights agreement between the registrant and Computershare Trust Company, N.A. dated April 19, 2001.

(3) All 905,697 shares registered pursuant to this registration statement are to be offered by the selling securityholders. This registration statement covers the aggregate of 805,697 shares of our common stock that are issuable upon the exercise of warrants. Pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions.

                                    Page-2

(4) The offering price and registration fee are computed using $4.36, the average of the high and low prices of our common stock, as reported by the Nasdaq Global Market on May 23, 2008.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                    Page-3

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Prospectus
                                  Subject to completion dated ---------, 2008

                       RAMTRON INTERNATIONAL CORPORATION

                        905,697 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, of up to 905,697 shares of our common stock issuable upon exercise of warrants held by the selling securityholders. We will not receive any proceeds from the sale of the shares by the selling securityholders. We will bear the costs related to the registration of the shares covered by this prospectus, other than selling commissions.

For a description of the plan of distribution of the shares, see page 20 of this prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol "RMTR." On May 30, 2008, the last reported sale price of our common stock on the Nasdaq Global Market was $4.49 per share.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption "Risk Factors" beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus is -----------, 2008.

                                    Page-4

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . .     6
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . .    15
USE OF PROCEEDS  . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
SELLING SECURITYHOLDERS  . . . . . . . . . . . . . . . . . . . . . . .    16
RELATIONSHIP WITH SELLING SECURITYHOLDERS  . . . . . . . . . . . . . .    19
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . .    20
LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
INCORPORATION BY REFERENCE . . . . . . . . . . . . . . . . . . . . . .    24
WHERE YOU CAN FIND MORE INFORMATION  . . . . . . . . . . . . . . . . .    25

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC" or "Commission") utilizing a shelf registration process. Under the shelf registration process, selling stockholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making any decision whether to invest in the common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in "Where You Can Find More Information, and "Incorporation of Certain Documents By Reference" in this prospectus.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus or any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference into this prospectus or any prospectus supplement, is accurate only as of the date on the front cover of this prospectus, the applicable prospectus supplement or the document containing the information, as the case may be. Our business, financial condition, results of operations, cash flow and prospects may have changed since that date.

                                    Page-5

                              PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary is not complete and does not contain all the information that may be important to you and that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section titled "Risk Factors" and the financial statements and notes to those financial statements as well as the other documents incorporated herein by reference.

Unless the context otherwise requires, references in this prospectus to the "Company," "we," "us" or "our" refer to Ramtron International Corporation, a Delaware corporation.

Company Overview
----------------

We are a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller, and integrated semiconductor solutions, used in many markets for a wide range of applications. We pioneered the integration of ferroelectric materials into semiconductor products, which enabled the development of a new class of nonvolatile memory products, called ferroelectric random access memory (F-RAM). F-RAM products merge the advantages of multiple memory technologies into a single device that retains information without a power source, can be read from and written to at very fast speeds, written to many times, consumes low amounts of power, and can simplify the design of electronic systems. In many cases, we are the sole provider of F-RAM enabled semiconductor products, which facilitates close customer relationships, long application lifecycles and the potential for high-margin sales.

We also integrate analog and mixed-signal functions such as microprocessor supervision, tamper detection, timekeeping, and power failure detection onto a single device with our F-RAM. This has enabled a new class of products that addresses the growing market need for more efficient and cost effective semiconductor products.

Our revenue is derived primarily from the sale of products and from license and development arrangements entered into with a limited number of established semiconductor manufacturers involving the development of specific applications of our technologies. Other revenue is generated from customer-sponsored research and development revenue. We sell to various customers for use in a variety of applications including utility meters, office equipment, consumer electronics, telecommunications, accelerator boards, disk array controllers, personal computers and industrial control devices.

Corporate Information
---------------------

Our principal executive offices are located at 1850 Ramtron Drive, Colorado Springs, Colorado 80921. Our telephone number is 719-481-7000, and our website address is http://www.ramtron.com. The periodic and current reports we file with the Securities and Exchange Commission ("SEC") can be found on our website and that of the SEC. For additional information regarding our business, and us see "Where You Can Find More Information" and "Incorporation by Reference."

                                    Page-6

                                 RISK FACTORS

You should carefully consider the risks described below and in the documents incorporated by reference in this prospectus before making an investment decision. The risks described below are those we currently believe may materially affect our business; however, they are not the only ones we face. An investment in our common stock involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

Risks Relating To Our Business
------------------------------

OUR ACHIEVEMENT OF SUSTAINED PROFITABILITY IS UNCERTAIN.

Our ability to continue to reflect a profit from ongoing operations in future periods is subject to significant risks and uncertainties, including, but not limited to, our ability to successfully sell our products at prices that are sufficient to cover our operating costs, to enter into additional technology development and license arrangements, to obtain sufficient contract manufacturing capacity and, if and as may be necessary, to raise additional financing to fund our growth. There is no guarantee that we will be successful in addressing these risks.

We have spent substantial amounts of money in developing our products and in our efforts to obtain commercial manufacturing capabilities for those products. At March 31, 2008, our accumulated deficit was $216 million. Our ability to increase revenue and sustain profitability in the future will depend substantially on our ability to increase sales of our products by gaining new customers and increasing sales to our existing customers, reduce manufacturing costs, our ability to increase significantly sales of existing products, and our success in introducing and selling new products profitably.

IF WE FAIL TO VIGOROUSLY PROTECT OUR INTELLECTUAL PROPERTY, OUR COMPETITIVE POSITION MAY SUFFER.

Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our products. We protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and employee and third party non-disclosure and assignment agreements. We cannot provide assurances that any of our pending patent applications will be approved or that any of the patents that we own will not be challenged, invalidated or circumvented by others or be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage.

Policing the unauthorized use of our intellectual property is difficult and costly, and we cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our technologies, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States. In addition, we cannot be certain that we will be able to prevent other parties from designing and marketing semiconductor products or that others will not independently develop or otherwise acquire the same or substantially equivalent technologies as ours.

                                    Page-7

We may be subject to intellectual property infringement claims by others that result in costly litigation and could harm our business and ability to compete. Our industry is characterized by the existence of a large number of patents, as well as frequent claims and related litigation regarding these patents and other intellectual property rights. In particular, many leading semiconductor memory companies have extensive patent portfolios with respect to manufacturing processes, product designs, and semiconductor memory technology, including ferroelectric memory technology. We may be involved in litigation to enforce our patents or other intellectual property rights, to protect our trade secrets and know-how, to determine the validity of property rights of others, or to defend against claims of invalidity. This type of litigation can be expensive, regardless of whether we win or lose. Also, we cannot be certain that third parties will not make a claim of infringement against us or against our licensees in connection with their use of our technology. In the event of claims of infringement against our licensees with respect to our technology, we may be required to indemnify our licensees, which could be very costly. Any claims, even those without merit, could be time consuming to defend, result in costly litigation and diversion of technical and management personnel, or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us or one of our semiconductor manufacturing licensees in connection with our use of our technology would harm our business and result in significant cash expense to us to cover litigation costs, as well as the reduction of future license revenue.

EARTHQUAKES, OTHER NATURAL DISASTERS AND POWER SHORTAGES OR INTERRUPTIONS MAY DAMAGE OUR BUSINESS.

Some of our contract manufacturers' facilities are located near major earthquake faults. If a major earthquake or other natural disaster occurs that damages those facilities or restricts their operations, or interrupts our and our suppliers' and customers' communications, our business, financial condition and results of operations would be materially adversely affected.
A major earthquake or other natural disaster near one or more of our major suppliers could disrupt the operations of those suppliers, and therefore limit the supply of our products and adversely affect our business.

OUR FUTURE SUCCESS DEPENDS IN PART ON THE CONTINUED SERVICE OF A RELATIVELY SMALL NUMBER OF KEY DESIGN ENGINEERS, SALES, MARKETING AND EXECUTIVE PERSONNEL, AND IF WE WERE UNABLE TO ATTRACT ADDITIONAL PERSONNEL AS NEEDED OR RETAIN OUR KEY PERSONNEL, OUR BUSINESS WILL SUFFER.

Our future success depends on, among other factors, the continued service of our key technical and management personnel and our ability to continue to attract and retain qualified employees. We are particularly dependent on the highly skilled design, process, materials and testing engineers involved in the development and oversight of the manufacture of our semiconductor products and processes. The competition for these personnel is intense. The loss of key employees, including our executive officers, or our inability to attract additional qualified personnel in the future could have both an immediate and a long-term adverse effect on us.

                                    Page-8

Risks Related to Our Products
-----------------------------

OUR PRODUCTS ARE COMPLEX AND MAY CONTAIN DEFECTS THAT COULD RESULT IN PRODUCT LIABILITY CLAIMS, AN INCREASE IN OUR COSTS OR A REDUCTION IN OUR REVENUE.

Our products are complex and may contain defects, particularly when first introduced or as new versions are released. We develop integrated semiconductor products containing functions in addition to memory, thereby increasing the overall complexity of our products. We rely primarily on our in-house testing personnel to design test operations and procedures to detect any defects prior to delivery of our products to our customers. Because our products are manufactured by third parties and involve long lead times, we may experience delays in meeting key introduction dates or scheduled delivery dates to our customers if problems occur in the operation or performance of our products. These defects also could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from our new product development efforts and cause significant customer relations issues and damage to our business reputation. Any defects could require product replacement or recall or we could be obligated to accept product returns. Any of the foregoing could cause us to incur substantial costs and harm our business. Our products are typically sold at prices that are significantly lower than the cost of the end-products into which they are incorporated. A defect or failure in our product could cause failure in our customer's end-product, so we could face product liability claims for damages that are disproportionately higher than the revenue and profits we receive from the products involved. There can be no assurance that any insurance we maintain will sufficiently protect us from any such claims.

WE DEPEND ON A SMALL NUMBER OF SUPPLIERS FOR THE SUPPLY OF OUR PRODUCTS AND THE SUCCESS OF OUR BUSINESS MAY BE DEPENDENT ON OUR ABILITY TO MAINTAIN AND EXPAND OUR RELATIONSHIPS WITH FOUNDRIES AND OTHER SUPPLIERS.

We currently rely on foundry services from Fujitsu to manufacture our F-RAM products, and we have an agreement with Texas Instruments to manufacture certain F-RAM products for us. In addition, we rely on a small number of other contract manufacturers and foundries to manufacture our other products. Reliance on limited foundries involves several risks, including capacity constraints or delays in the timely delivery of our products, reduced control over delivery schedules and the cost of our products, variations in manufacturing yields, dependence on the foundries for quality assurance, and the potential loss of production and a slow down in customer orders due to seismic activity, other force majeure events and other factors beyond our control. Although we continuously evaluate sources of supply and may seek to add additional foundry capacity, there can be no assurance that such additional capacity can be obtained at acceptable prices, if at all. We are also subject to the risks of service disruptions and raw material shortages affecting our foundry suppliers, which could also result in additional costs or charges to us. We also rely on domestic and international subcontractors for packaging and testing of products, and are subject to risks of disruption of these services and possible quality problems. The occurrence of any supply or other problem resulting from these risks could have a material adverse effect on our revenue and results of operations.

                                    Page-9

We cannot provide any assurances that foundry or packaging and testing services will be available to us on terms and conditions, and at the times, acceptable to us. If we are unable to obtain foundry and packaging and testing services meeting our needs, we may be unable to produce products at the times and for the costs we anticipate and our financial condition and results of operations will be materially adversely affected.

WE ARE A RELATIVELY SMALL COMPANY WITH LIMITED RESOURCES, COMPARED TO SOME OF OUR CURRENT AND POTENTIAL COMPETITORS, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND INCREASE OUR MARKET SHARE.

Our nonvolatile memory, microcontroller and integrated semiconductor products, which presently account for substantially all of our revenue, compete against products offered by current and potential competitors with longer operating histories, significantly greater financial and personnel resources, better name recognition and a larger base of customers than we have. In addition, many of our competitors have their own facilities for the production of semiconductor memory components or have recently added significant production capacity. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours. In addition, some of our current and potential competitors have already established supplier or joint development relationships with the decision makers at our current or potential customers. These competitors may be able to leverage their existing relationships to discourage their customers from purchasing products from us or persuade them to replace our products with their products. These and other competitive pressures may prevent us from competing successfully against current or future competitors, and may materially harm our business. Competition could force us to decrease our prices, reduce our sales, lower our gross profits or decrease our market share. Some but not all of our competitors include companies such as ST Microelectronics, Renesas Technology Corporation, Freescale Semiconductor, Inc., Microchip Technology Inc., NEC Corporation, Atmel Corporation, Fujitsu and NXP, as well as specialized product companies like Intersil Corporation, Catalyst Semiconductor, Inc., Maxim Integrated Products, Inc., and Integrated Silicon Solution Inc., which produce products that compete with our current products and may compete with our future products.

EMERGING TECHNOLOGIES AND STANDARDS MAY POSE A THREAT TO THE COMPETITIVENESS OF OUR PRODUCTS.

Competition affecting our F-RAM products may also come from alternative nonvolatile technologies such as magnetic random access memory or phase change memory, or other developing technologies. We cannot provide assurance that we will be able to identify new product opportunities successfully, develop and bring to market new products, achieve design wins or respond effectively to new technological changes or product announcements by our competitors. In addition, we may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our competitors or customers may offer new products based on new technologies, new industry standards or end-user or customer requirements, including products that have the potential to replace, or provide lower-cost or higher-performance alternatives to, our products. The introduction of new products by our competitors or customers could render our existing and future products obsolete or unmarketable.

                                    Page-10

A memory technology other than F-RAM nonvolatile memory technology may be adopted or become generally accepted in integrated semiconductor products, or in stand-alone memory products, and our competitors may be in a better financial and marketing position than we are to influence such adoption or acceptance.

OUR RESEARCH AND DEVELOPMENT EFFORTS ARE FOCUSED ON A LIMITED NUMBER OF NEW TECHNOLOGIES AND PRODUCTS, AND ANY DELAY IN THE DEVELOPMENT, OR THE ABANDONMENT, OF THESE TECHNOLOGIES OR PRODUCTS BY INDUSTRY PARTICIPANTS, OR THEIR FAILURE TO ACHIEVE MARKET ACCEPTANCE, COULD COMPROMISE OUR COMPETITIVE POSITION.

Our F-RAM semiconductor memory, microcontroller and integrated semiconductor products are used as components in electronic devices in various markets. As a result, we have devoted and expect to continue to devote a large amount of resources to develop products based on new and emerging technologies and standards that will be commercially introduced in the future. Our research and development expense for the quarter ended March 31, 2008, was $2.9 million, or 20% of our total revenue for the quarter ended March 31, 2008.

If we do not accurately anticipate new technologies and standards, or if the products that we develop based on new technologies and standards fail to achieve market acceptance, our competitors may be better able to satisfy market demand than we would. Furthermore, if markets for new technologies and standards develop later than we anticipate, or do not develop at all, demand for our products that are currently in development would suffer, resulting in lower sales of these products to lower sale prices, or both, than we currently anticipate, which would adversely affect our revenue and gross profits. We cannot be certain that any products we may develop based on new technologies or for new standards will achieve market acceptance.

IF WE DO NOT CONTINUALLY DEVELOP NEW PRODUCTS THAT ACHIEVE MARKET ACCEPTANCE, OUR REVENUE MAY DECLINE.

We need to develop new products and new process and manufacturing technologies. We believe that our ability to compete in the markets in which we expect to sell our F-RAM based microcontroller and integrated semiconductor products will depend, in part, on our ability to produce products that address customer needs efficiently and in a cost-effective manner and also our ability to incorporate effectively other semiconductor functions with our F-RAM products. Our inability to successfully produce new generations of products would harm our ability to compete and have a negative impact on our operating results.

If we fail to introduce new products in a timely manner or are unable to manufacture such products successfully, or if our customers do not successfully introduce new systems or products incorporating our products, or if market demand for our new products does not develop as anticipated, our business, financial condition and results of operations could be seriously harmed.

                                    Page-11

Risks Related to Our Sales
--------------------------

WE COMPETE IN CERTAIN MARKETS WITH SOME OF OUR F-RAM TECHNOLOGY LICENSEES, WHICH MAY REDUCE OUR PRODUCT SALES.

We have licensed the right to fabricate products based on our F-RAM technology and memory architecture to certain independent semiconductor device manufacturers. Fujitsu and Texas Instruments, who we depend on for our F-RAM wafer supply, market certain F-RAM memory products that compete with certain of our F-RAM products. Some of our licensees have suspended or terminated their F-RAM initiatives, while others may still be pursuing a possible F-RAM based technology initiative or product development without our knowledge. We expect manufacturers that develop products based on our technology to sell such products worldwide. We are entitled to royalties from sales of F-RAM products by some but not all of these licensees, and we have the right under certain of our licensing agreements to negotiate an agreement for a portion of the licensee's F-RAM product manufacturing capacity. Our licensees may, however, give the development and manufacture of their own F-RAM products a higher priority than ours. Any competition in the marketplace from F-RAM products manufactured and marketed by our licensees could reduce our product sales and harm our operating results.

WE MAY NOT BE ABLE TO REPLACE OUR EXPECTED REVENUE FROM SIGNIFICANT CUSTOMERS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

Our success is dependent upon continuing relationships with significant customers who, directly or indirectly, purchase significant quantities of our products. Any reduction of product sales to our significant customers, without a corresponding increase in revenue from other customers or revenue from relationships developed with new customers, may result in significant decreases in our revenue, which would harm our cash flows, operating results and financial condition. We cannot assure you that we would be able to replace these relationships on a timely basis or at all.

WE EXPECT THAT INTERNATIONAL SALES WILL CONTINUE TO REPRESENT A SIGNIFICANT PORTION OF OUR PRODUCT SALES IN THE FUTURE. AS A RESULT OF THE LARGE FOREIGN COMPONENT OF OUR REVENUE, WE ARE SUBJECT TO A NUMBER OF RISKS RESULTING FROM SUCH OPERATIONS.

International sales comprise a significant portion of our product sales, which exposes us to foreign political and economic risks. Such risks include political and economic instability and changes in diplomatic and trade relationships, foreign currency fluctuations, unexpected changes in regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, and the burdens of complying with a variety of foreign laws. There can be no assurance that such factors will not adversely impact our results of operations in the future or require us to modify our current business practices.

                                    Page-12

The majority of our revenue, expense and capital purchasers are transacted in U.S. dollars. We purchase wafers from Fujitsu in Japanese Yen and have limited accounts payable transactions in Canadian dollars. However, payments from Japanese customers provide yen currency for approximately 55% of our wafer purchase costs. We do not use financial derivatives to hedge our prices, therefore, we have some exposure to foreign currency price fluctuations. Gains and losses from such fluctuations have not been material to us to date. As part of our risk management strategy, we frequently evaluate our foreign currency exchange risk by monitoring market data and external factors that may influence exchange rate fluctuations. As a result, although we have not done so to date, we may in the future engage in transactions involving the hedging of our foreign currency exposure.

Our business is also subject to risks generally associated with doing business with third-party manufacturers in non-U.S. jurisdictions including, but not limited to government regulations and political and financial unrest which may cause disruptions or delays in shipments to our customers or access to our inventories. Our business, financial condition and results of operations may be materially adversely affected by these or other factors related to our international operations.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS THAT ARE SUBJECT TO CHANGE AND MAY RESTRICT THE MARKETABILITY OF CERTAIN OF OUR PRODUCTS, WHICH COULD ADVERSELY IMPACT OUR FINANCIAL PERFORMANCE OR EXPOSE US TO FUTURE LIABILITIES.

We are subject to laws and regulations relating to the use of and human exposure to hazardous materials. Our failure to comply with these laws and regulations could subject us to future liabilities or result in the limitation or suspension of the sale or production of product, including without limitation, products that do not meet the various regulations relating to use of lead-free components in products. These regulations include the European Union's Restrictions on Hazardous Substances ("RoHS"), Directive on Waste Electrical and Electronic Equipment ("WEEE"), and the directive on End of Life for Vehicles (ELV); California's SB20 and SB50 which mimic RoHS; and China's WEEE adopted by the State Development and Reform Commission. RoHS took effect on July 1, 2006. New electrical and electronic equipment sold in the European Union may not exceed specified concentration levels of any of the six RoHS substances (lead, cadmium, hexavalent chromium, mercury, PBB, and PBDE) unless the equipment falls outside the scope of RoHS or unless one of the RoHS exemptions is satisfied. Our products as manufactured contain lead, but in ceramic form (the "ferroelectric memory capacitor") are at levels below the threshold concentration levels specified by RoHS and similar directives. However, these directives are still subject to amendment and such changes may be unfavorable to our products. Any supply of products that infringe applicable environmental laws may subject us to penalties, customer litigation or governmental sanctions, which may result in significant costs to us, which could adversely impact our results of operations.

OUR BUSINESS IS SUBJECT TO STRICT ENVIRONMENTAL REGULATIONS AND LEGAL UNCERTAINTIES, WHICH COULD IMPOSE UNANTICIPATED REQUIREMENTS ON OUR BUSINESS IN THE FUTURE AND SUBJECT US TO LIABILITIES.

                                    Page-13

Federal, state and local regulations impose various environmental controls on the discharge of chemicals and gases used in the manufacturing processes of our third-party foundry and contract manufacturers. Compliance with these regulations can be costly. Increasing public attention has been focused on the environmental impact of semiconductor operations. Any changes in environmental rules and regulations may impose the need for additional investments in capital equipment and the implementation of compliance programs in the future.

Any failure by us or our foundries or contract manufacturers to comply with present or future environmental rules and regulations regarding the discharge of hazardous substances could subject us to serious liabilities or cause our foundries or contract manufacturers to suspend manufacturing operations, which could seriously harm our business, financial condition and results of operations.

In addition to the costs of complying with environmental, health and safety requirements, in the future we may incur costs defending against environmental litigation brought by government agencies and private parties. We may be defendants in lawsuits brought by parties in the future alleging environmental damage, personal injury or property damage. A significant judgment against us could harm our business, financial condition and results of operations.

Risks Relating to the Securities Market and Ownership of Our Shares
-------------------------------------------------------------------

OUR STOCK PRICE IS EXTREMELY VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID.

The market price of our common stock has fluctuated widely in recent periods and is likely to continue to be volatile. A number of other factors and contingencies, some of which are beyond our control, can affect the market price for our common stock, including the following:

  -  actual or anticipated variations in our operating results;

  - the low daily trading volume of our stock, which has in recent years traded at prices below $5 per share;

  - announcements of technological innovations or new products by us or our competitors;

  - competition, including pricing pressures and the potential impact of competitors' products on our sales;

  -  conditions or trends in the semiconductor memory products industry;

  -  unexpected design and manufacturing difficulties;

  - changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

                                    Page-14

  - announcements by us or our competitors of acquisitions, strategic partnerships or joint ventures; and

  -  additions or departures of our senior management.

In addition, in recent years the stock market in general, and shares of technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these technology companies. These broad market and industry fluctuations may harm the market price of our common stock, regardless of our operating results.

PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND PREFERRED SHARES RIGHTS AGREEMENT MAY HAVE ANTI-TAKEOVER EFFECTS AND COULD AFFECT THE PRICE OF OUR COMMON STOCK.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions of the preferred stock, without any vote or action by our shareholders. Our authority to issue preferred stock with rights preferential to those of our common stock could be used to discourage attempts by others to obtain control of or acquire us, including an attempt in which the potential purchaser offers to pay a per share price greater than the current market price for our common stock, by making those attempts more difficult or costly to achieve. In addition, we may seek in the future to obtain new capital by issuing shares of preferred stock with rights preferential to those of our common stock. This provision could limit the price that investors might be willing to pay in the future for our common stock.

We also entered into a preferred shares rights agreement with Citicorp N.A., as rights agent on April 19, 2001, which gives our stockholders certain rights that would likely delay, defer or prevent a change of control of us in a transaction not approved by our board of directors. On July 1, 2007, Computershare Trust Company, N.A. assumed these duties as rights agents.

                         FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements that may involve a number of risks and uncertainties. Such forward-looking statements are not statements of historical fact, and are based largely on our current expectations. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent as of the date of this prospectus our judgment relating to, among other things, our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations and objectives, and financial needs. Our actual results may differ materially from those that are anticipated or projected as a result of certain risks or uncertainties. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed under the heading "Risk Factors" and those discussed in other documents we file with the Securities and Exchange Commission which are incorporated into this prospectus by reference.

                                    Page-15

Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements, and we undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.
The forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling securityholders. The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the accounts of the selling securityholders. However upon the exercise of the warrants, the selling securityholders will pay us the exercise price of the warrants. The cash exercise price of the warrants is $1.88 per share of our common stock. The warrants do not allow for exercise on a cashless basis.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

                              SELLING SECURITYHOLDERS

The following table sets forth with respect to each selling securityholder:

  - the number of shares of common stock beneficially owned by each selling securityholder as of May 28, 2008;

  - the number of shares of common stock to be offered hereby by each selling securityholder, which assumes the exercise of all warrants for common stock held by the selling securityholder; and

  - the number of shares of common stock and the percentage of the outstanding shares of common stock to be beneficially owned by each selling securityholder after completion of the offering of the common stock hereunder.

The information set forth below is based on information provided by the selling securityholders and described in the notes to the table below are any relationships that a selling securityholder had with us during the past three years. Beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the selling securityholders named below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

                                    Page-16

                                 Number of Shares                             Shares
                                   Beneficially                            Beneficially
                                   Owned Prior                                Owned
                                  to Offering(1)                        After Offering(2)
Name of selling              ----------------------      Number of      -----------------
securityholder                  Number           %     Shares Offered      Number      %
----------------------       ---------------   ----    --------------    ----------   ----
National Electrical
Benefit Fund                 1,745,680(4)(5)   6.4        905,697(4)     107,000(5)    *

Del Rey Management, L.P.            --          --        250,000        250,000       *

CC Arbitrage Ltd.                   --          --        296,000        296,000       *

Daniel B. and Linda O.
Ahlberg Trustees FBO
Ahlberg Joint Revocable
Trust u/a dtd 8/27/06               --          --         13,000        13,000       *

Alice Ann Corporation               --          --         13,000        13,000       *

Gary A. Bergren                     --          --         13,000        13,000       *

David & Carole Brown
Trustees FBO David &
Carole Brown Revocable
Trust u/a dtd 10/23/97              --          --         13,000        13,000       *

Piper Jaffray as
Custodian FBO
Craig L. Campbell IRA               --          --          9,000         9,000       *

Piper Jaffray
as Custodian FBO
Robert H. Clayburgh IRA             --          --         13,000        13,000       *

Piper Jaffray
as Custodian FBO
Mark Donahoe IRA                    --          --         17,000        17,000       *

Dennis D. Gonyea                    --          --         13,000        13,000       *

Elizabeth J. Kuehne                 --          --          9,000         9,000       *

Piper Jaffray
as Custodian FBO
Michael McElligott SPN/PRO          --          --          9,000         9,000       *

                                    Page-17

Piper Jaffray
as Custodian FBO
Charles Pappas IRA                  --          --          9,000         9,000       *

Pioneer Mailroom
Equipment/Profit Sharing
Plan dtd 4/28/94                    --          --         13,000        13,000       *

John T. Potter                      --          --         13,000        13,000       *

Preventative
Cardiovascular Nurses
Association                         --          --         20,000        20,000       *

Paul C. & Nancy S.
Seel JTWROS                         --          --         13,000        13,000       *

E. Terry Skone, Trustee
FBO E. Terry Skone
Revocable Trust u/a
dtd 11/30/05                        --          --         12,697        12,697       *

Manuel A. Villafana                 --          --          9,000         9,000       *

Donald O. & Janet M.
Voight, Trustees FBO
Janet M. Voight Trust
u/a dtd 8/29/96                     --          --          9,000         9,000       *

Piper Jaffray as
Custodian FBO
James B. Wallace SPN/PRO            --          --         13,000        13,000       *

David M. Westrum, Trustee
FBO David M. Westrum
Revocable Living Trust
u/a dtd 6/1/97                      --          --         13,000        13,000       *

Piper Jaffray as
Custodian
Michael R. Wilcox IRA               --          --         13,000        13,000       *

------------

*  Less than one percent.

(1) Such persons have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table. Information about other selling securityholders will be set forth in prospectus supplements, if required.

                                    Page-18

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 27,111,823 shares of our common stock outstanding as of May 28, 2008. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exercise of all of that particular selling securityholder's warrants or options. However, we did not assume the exercise of any other selling securityholder's warrants or options. The actual number of shares of common stock shown as beneficially owned and offered hereby, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable with respect to such shares or upon exercise of the warrants, as applicable, by reason of any stock split, stock dividend or similar transaction involving the common stock in order to prevent dilution, all in accordance with Rule 416(a) under the Securities Act.

(3) For each selling securityholder, assumes that all of the shares covered by this prospectus are sold or otherwise disposed of and that no other shares are acquired or sold by the selling securityholder.

(4) Includes 805,697 shares of our common stock, subject to adjustment in certain circumstances, issuable upon exercise of a warrant held by the Fund which warrant has been transferred to the other selling securityholders prior to the filing of this registration statement.

(5) Includes 100,000 shares of our common stock, subject to adjustment in certain circumstances, issuable upon the exercise of a warrant held by the Fund and 7,000 shares of our common stock issuable upon exercise of an option held by the Fund. The Fund beneficially owns more than 5% of the outstanding shares of our common stock and has the right to designate the director for nomination to our board of directors.

Because the selling securityholders may offer all or some of their common stock from time to time, we cannot estimate the amount of common stock that will be held by any of them upon the termination of any particular offering. See "Plan of Distribution."

                  RELATIONSHIP WITH SELLING SECURITYHOLDERS

The warrants exercisable for 805,697 shares of our common stock held by the selling securityholders were purchased in a privately negotiated transaction from MDB Capital Group LLC, which acquired the warrants from the National Electrical Benefit Fund. We did not receive any proceeds from the sale to these purchasers by MDB Capital Group LLC or the National Electrical Benefit Fund. The warrant exercisable for 100,000 shares of our common stock held by the National Electrical Benefit Fund was issued in August 1999 in consideration for extending the maturity date of our August 31, 1995, Loan Agreement to March 2002. We will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus. The selling securityholders may from time to time offer and sell the shares held by them directly or through agents or broker-dealers on terms and at prices to be determined at the time of sale. The registration of these shares of common stock does not necessarily mean that the securityholders will actually sell these shares of common stock.

                                    Page-19

Pursuant to the terms of the warrants, we agreed to use our best efforts to prepare and file with the SEC as promptly as practicable, a registration statement covering the 805,697 shares of common stock issuable upon exercise of the stock purchase warrants owned by the selling securityholders, to the extent necessary to permit the sale or other disposition by the selling securityholders of all such securities. In addition, we agreed to prepare and file with the SEC, as promptly as practicable, such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement current and effective.

                             PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, automated interdealer quotation system, market or trading facility on which the shares are traded, in the over-the-counter market, or in private transactions. These dispositions may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at prices otherwise negotiated. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling securityholders may sell the securities using one or more, or a combination of the following methods:

  - on The Nasdaq Stock Market (or any other exchange or automated quotation system on which the shares may be listed),

  -  on the over-the-counter market,

  - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

  - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

  - purchases by a broker-dealer as principal and resale by the broker or dealer for its account,

  - an exchange distribution in accordance with the rules of the applicable exchange,

  -  privately negotiated transactions,

  -  short sales,

  - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

                                    Page-20

  - through the distribution of the common stock by any selling securityholders to its partners, members or securityholders,

  - through one or more underwritten offerings on a firm commitment or best efforts basis,

  - broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share,

  -  a combination of any such methods of sale, and

  -  any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under a supplement to this prospectus under Rule 424(b) or under any applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

In connection with distributions of the shares of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which institutions may, in turn, engage in short sales of shares of our common stock in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also sell the shares of our common stock short and redeliver these shares to close out the selling securityholders' short positions, or loan or pledge shares of our common stock to broker-dealers that may in turn sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

                                    Page-21

The aggregate proceeds to the selling securityholders from the sale of the shares of common stock offered by them will be the purchase price of the shares less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon the exercise of the warrants, however, we will receive the exercise price of the warrants.

The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

To the extent required under the Securities Act, the aggregate amount of selling securityholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling securityholders' securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will bear substantially all of the costs, expenses and fees in connection with the registration of the shares of common stock, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares, which will be borne by the selling stockholder selling such shares of common stock.

                                    Page-22

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling securityholders. These rules may limit the timing of purchases and sales of the shares by such selling securityholders.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

                                 LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Jones Day.

                                    EXPERTS

The consolidated financial statements of Ramtron International Corporation and its subsidiaries as of and for the year ended December 31, 2007 and management's report on the effectiveness of internal control over financial reporting as of December 31, 2007, which are incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended
December 31, 2007, have been audited by Ehrhardt Keefe Steiner & Hottman PC an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein.

The consolidated balance sheets of Ramtron International Corporation as of December 31, 2006, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2006, and the related financial statement schedule, have been incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2006, in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                    Page-23

                         INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" in this prospectus the information in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

We incorporate by reference the documents listed below that we have previously filed, and any documents that we may file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offerings contemplated by this prospectus are completed:

  - Our Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 000-17739), including certain information incorporated by reference from our Definitive Proxy Statement for our 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2008;

  -  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

  -  Our Current Report on Form 8-K filed with the SEC on March 7, 2008;

  - The description of our common stock set forth in Item 11 of our registration statement on Form 10, as amended (Registration No. 0-17739), including any amendment or report updating such description;

  - The description of our preferred share purchase rights set forth in Item 1 of our registration statement on Form 8-A (Registration No. 000-17739), including any amendment or report updating such description; and

  -  All future reports and other documents filed by us pursuant to
     Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of common stock under this document.

Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

                                    Page-24

We will provide without charge, on written or oral request, a copy of any or all of the documents which have been or may be incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information this prospectus incorporates). You should direct any requests for such copies to Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado 80921, Attention: Investor Relations, telephone: 719-481-7000.

                    WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). Our filings are available to the public over the internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for information on the public reference room and its charges.

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the securities described in this prospectus. References to the "registration statement" or "the registration statement of which this prospectus is a part" mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not, and any prospectus supplement will not, contain all the information set forth in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. You may obtain copies of the registration statement and exhibits from the SEC over the Internet at the SEC's website described above or at the public reference room described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

                  PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than any underwriting discounts and commissions) in connection with the sale and distribution of the securities being registered. All the amounts shown are estimates except for the SEC registration fee.

Registration fee                   $   156.00
Accounting fees and expenses*       10,000.00
Legal fees and expenses*            20,000.00
Miscellaneous expenses*             15,000.00
                                   ----------
Total*                             $45,156.00
                                   ==========
----------
*estimated

                                    Page-25

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as employees and other individuals (each an "Indemnified Party," and collectively, "Indemnified Parties"), against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of the corporation (a "derivative action"), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that a corporation may only indemnify an Indemnified Party for expenses (including attorneys' fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires court approval before there can be any indemnification where an Indemnified Party has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit.

We have adopted provisions in our Certificate of Incorporation that limit the liability of our directors to the fullest extent permitted by the DGCL for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect such liability: (i) for any breach of a director's duty of loyalty to Ramtron or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which a director derived an improper personal benefit.

Our Bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. We also maintain on behalf of our directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.

In connection with this offering, the selling securityholders have agreed to indemnify us against liability arising from inaccurate information provided to us by the selling securityholders and included in this registration statement and the prospectus contained herein, or in any amendments or supplements to such registration statement or prospectus.

                                    Page-26

Item 16.  Exhibits

Exhibit
Number
-------

4.1 Certificate of Incorporation of Registrant, as amended. (Incorporated by reference to our Annual Report on Form 10-K (Commission File No. 0-17739) for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 29, 2000).

4.2 Bylaws of Registrant, as amended. (Incorporated by reference to our Form 8-K (Commission File No. 0-17739) filed with the Securities and Exchange Commission on May 1, 2007).

4.3 Amended and Restated Warrant to purchase 805,697 shares of common stock issued by the Registrant to the National Electrical Fund dated August 6, 1999. (Incorporated by reference to our Form 8-K (Commission File No. 0-17739) filed with the Securities and Exchange Commission on August 31, 1999).

4.4 Amended and Restated Warrant to purchase 100,000 shares of common stock issued by the Registrant to the National Electrical Fund dated August 6, 1999. (Incorporated by reference to our Form 8-K (Commission File No. 0-17739) filed with the Securities and Exchange Commission on August 31, 1999).

4.5 Form of Rights Agreement, dated April 19, 2001, between Ramtron International Corporation and Citibank, N.A. (Incorporated by reference to our Form 8-K (Commission File No. 0-17739) filed with the Securities and Exchange Commission on May 9, 2001).

5.1     Opinion of Jones Day*
23.1    Consent of Ehrhardt Keefe Steiner & Hottman PC *
23.2    Consent of KPMG LLP*
23.2    Consent of Jones Day (included in Exhibit 5.1)*
24.1    Power of Attorney (included on the signature page to this
        Registration Statement)
----------
*  Filed herewith.

Item 17.  Undertakings

(a)  The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                                    Page-27

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities Exchange Commission ("Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:

          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                                    Page-28

          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

         (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

        (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

       (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                                    Page-29

        (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ramtron certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on June 2, 2008.

                                           RAMTRON INTERNATIONAL CORPORATION

                                           By:  /s/  William W. Staunton, III
                                              -------------------------------
                                              William W.  Staunton, III
                                              Chief Executive Officer

                                    Page-30

                              POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William W. Staunton, III and Eric A. Balzer, or either of them, his attorney-in-fact and agent, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature                              Title                    Date
----------------------------   ---------------------      -----------------

/s/ William G. Howard          Chairman of the Board           6-2-08
----------------------------   and Director
William G. Howard

/s/ William W. Staunton III    Director and Chief              6-2-08
----------------------------   Executive Officer
William W. Staunton III

/s/ Eric A. Balzer             Director, Chief                 6-2-08
----------------------------   Financial Officer and
Eric A. Balzer                 Principal Accounting Officer

/s/ William L. George          Director                        6-2-08
----------------------------
William L. George

/s/ Jack L. Saltich            Director                        6-2-08
----------------------------
Jack L. Saltich

/s/ Theodore J. Coburn         Director                        6-2-08
----------------------------
Theodore J. Coburn

/s/ Eric Kuo                   Director                        6-2-08
----------------------------
Eric Kuo

                                    Page-31